EXECUTION COPY


                               SECOND AMENDMENT TO
                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

          This SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 27, 1996 (the "Second Amendment"), amends in certain respects the Third Amended and Restated Credit Agreement dated as of July 30, 1996, as amended by the First Amendment to Third Amended and Restated Credit Agreement dated as of September 30, 1996 (as so amended, the "Credit Agreement"), among Foamex L.P. ("Foamex"), General Felt Industries, Inc. ("GFI"; and together with Foamex, the "Borrowers"), Trace Foam Company, Inc. ("Trace Foam"), FMXI, Inc. ("FMXI"), the institutions from time to time party thereto as Lenders, the institutions from time to time party thereto as Issuing Banks and Citibank, N.A., as collateral and documentation agent for the Lenders and the Issuing Banks (the "Collateral Agent") and The Bank of Nova Scotia, as funding agent for the Lenders and the Issuing Banks (the "Funding Agent"; together with the Collateral Agent, the "Administrative Agents").

                                R E C I T A L S:

          In connection with the sale by New Partners of its limited partnership interests in JPS Partners and the sale by JPSGP Inc. ("JPSGP") of its general partnership interest in JPS Partners (each such sale being referred to collectively as the "JPS Partners Sale"), and pursuant to a letter dated September 19, 1996, a copy of which is attached as Exhibit A hereto (the "Letter"), the Borrowers have requested the undersigned, which constitute the Requisite Lenders, to amend the Credit Agreement along the lines set forth in the Letter. The Lenders party hereto have agreed to amend the Credit Agreement to accommodate the request of the Borrowers contained in the Letter, subject to the terms set forth in this Second Amendment.

          NOW, THEREFORE, in consideration of the above recitals each of the Borrowers, Trace Foam, FMXI, the Lenders party hereto and the Administrative Agents agree as follows:

          SECTION 1. Defined Terms. Terms defined in the Credit Agreement not otherwise defined herein have the meanings given such terms in the Credit Agreement.

          SECTION 2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:

          2.1 The definition of "Acquisition Transaction Documents" contained in
Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

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          "Acquisition Transaction Documents" means (i) solely for purposes of
     Sections 13.02 and 13.03, the JPS Automotive Acquisition Agreement, the JPS Automotive Senior Note Indenture, the JPS Automotive Senior Notes and all other documents evidencing the JPS Automotive Acquisition, the issuance of the JPS Automotive Senior Notes and the transactions contemplated by each of the foregoing, and (ii) for all purposes under this Agreement (including Sections 13.02 and 13.03), the Discount Debenture Indenture, the Discount Debentures, the Foamex International Warrants, the New Partners Note Purchase Agreement, the New Partners Note, the New Partners Note Collateral Documents, the Foamex International Supply Agreement and all other documents evidencing the issuance of the Discount Debentures and the Foamex International Warrants, the New Partners Loan, the New Partners Investment and the transactions contemplated by each of the foregoing.

          2.2 The definition of "Fixed Charge Coverage Ratio" shall be amended in its entirety to read as follows:

          "Fixed Charge Coverage Ratio" means, with respect to any period, the ratio of (i) EBITDA for such period, minus Capital Expenditures paid during such period, minus charges for federal, state, local and foreign income taxes actually paid during such period, minus payments made to the partners of Foamex during such period pursuant to the Tax Sharing Agreement (other than such payments made pursuant to clauses (2) and (3) of the second proviso of Section 9.06(iii)) and payments made to any Affiliate of Foamex to the extent permitted to be made under Section 9.04 or 9.06 (other than such payments made pursuant to Section 9.04(xix), but only to the extent such payments are made from cash received by Foamex as a partial repayment of the New Partners Note) to (ii) Consolidated Fixed Charges for such period.

          2.3 The definition of "JPS Automotive Credit Agreement" contained in
Section 1.01 of the Credit Agreement shall be deleted in its entirety.

          2.4 The definitions of "New Partners Loan" and "New Partners Note" contained in Section 1.01 of the Credit Agreement shall be amended in their entirety to read as follows:

          "New Partners Loan" means the loan, the gross proceeds of which did not exceed $40,000,000, made by Foamex to New Partners pursuant to the New Partners Note Purchase Agreement and evidenced by the New Partners Note.

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          "New Partners Note" means that certain Senior Note due 2006 dated June
     28, 1994 in the original principal amount of $87,943,103.14 issued by New Partners in favor of Foamex, as the same may be amended, supplemented or otherwise modified from time to time.

          2.5 Section 1.01 of the Credit Agreement is amended by adding the following definitions to such section in alphabetical order:

          "Consent Solicitation" means the solicitation for consents made to the holders of the Discount Debentures in connection with the JPS Partners Sale, pursuant to which such holders would consent to waive certain rights upon the occurrence of a Change of Control (as defined in the Discount Debenture Indenture) resulting from the JPS Partners Sale.

                  "JPS Partners Sale" means the sale by New Partners of its limited partnership interests in JPS Partners and the sale by JPSGP, Inc. of its general partnership interest in JPS Partners.

          2.6 Section 7.02 of the Credit Agreement is amended in its entirety to read as follows:

          7.02. Borrowing Base Certificate. At least semi-monthly (and more often if requested by either Administrative Agent or by the Requisite Lenders), each Borrower shall provide the Administrative Agents and the Lenders with a Borrowing Base Certificate, together with such supporting documents as either Administrative Agent may reasonably request (including updated information concerning Receivables of such Borrower), all certified as being true and correct by such Borrower.

          2.7 Section 9.04(ix) of the Credit Agreement is amended in its entirety to read as follows:

          (ix) so long as no Event of Default or Potential Event of Default has occurred and is continuing (or would result therefrom), Investments by Foamex in Foamex International and the Managing General Partner in an aggregate amount not to exceed (together with any distributions to the General Partners pursuant to the Management Agreement permitted under
     Section 9.06(iv)) $4,000,000 in any Fiscal Year; provided that the amount of the Investment in Foamex International and the Managing General Partner permitted under this clause (ix) shall be reduced by any amounts distributed to the Managing General Partner and New Partners by Foamex pursuant to Section 9.06(vi); provided further that any Investment permitted pursuant to this clause (ix) may be recharacterized by the

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     Borrowers at any time as a Restricted Junior Payment made pursuant to
     Section 9.06(vi);

          2.8 Section 9.04(xi) of the Credit Agreement is amended in its entirety to read as follows:

          (xi) Investments by Foamex in the New Partners Loan;

          2.9 Section 9.04 of the Credit Agreement is further amended by deleting the word "and" at the end of clause (xvii) thereof, by replacing the period at the end of clause (xviii) thereof with a semicolon followed by the word "and" and by adding the following new clause (xix) at the end of such section:

          (xix) one or more loans by Foamex to New Partners up to an aggregate amount not to exceed the sum of (A) the amount of cash received by Foamex as a partial repayment of the New Partners Note from the net cash proceeds received by New Partners upon the consummation of the JPS Partners Sale and
     (B) $7,000,000, for the purpose of providing funds to New Partners (v) to make payments to the holders of the Discount Debentures in connection with the Consent Solicitation, (w) to redeem any Discount Debentures that may be required by the holders of such Discount Debentures that did not vote in favor of the Consent Solicitation, (x) to make open-market purchases of Discount Debentures, (y) to pay fees, expenses and other costs associated with the Consent Solicitation and the JPS Partners Sale and (z) to make payments in satisfaction of any outstanding obligation it may have as a prior owner of JPS Partners.

          2.10 Section 9.05(vi) of the Credit Agreement is amended in its entirety to read as follows:

          (vi) Accommodation Obligations of Foamex in an aggregate amount not to exceed $5,000,000 at any time outstanding in respect of Indebtedness incurred by the Foamex Mexico Group;

          2.11 The second proviso of Section 9.06(iii) of the Credit Agreement is amended in its entirety to read as follows:

     provided further, however, notwithstanding the restrictions set forth in this clause (iii), the Borrowers shall be permitted to make distributions in respect of Foamex's obligations under the Tax Sharing Agreement (1) to the General Partners and the Limited Partner in an aggregate amount not to exceed $5,000,000; (2) to New Partners in an aggregate amount not to exceed the outstanding principal amount of the loan made by Foamex to New Partners pursuant to Section 9.04(xix), including interest accrued thereon, but only to the extent the proceeds of such distributions are immediately paid by New Partners to Foamex in repayment of such loan; and (3) to its partners

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     for the benefit of Foamex International in an aggregate amount not to exceed the outstanding balance (including interest accrued thereon) of that certain promissory note dated December 8, 1995 made by Foamex International in favor of Foamex in the original principal amount of $2,000,000, but only to the extent the proceeds of such distributions are immediately paid by Foamex International to Foamex in repayment of such promissory note;

          2.12 Section 9.06(vi) of the Credit Agreement is amended in its entirety to read as follows:

          (vi) so long as no Event of Default or Potential Event of Default has occurred and is continuing (or would result therefrom), distributions by the Borrowers to New Partners and the Managing General Partner in an aggregate amount not to exceed (together with any distributions to the General Partners pursuant to the Management Agreement permitted under clause (iv) above) $4,000,000 in any Fiscal Year; provided that the amount of the Restricted Junior Payments permitted under this clause (vi) shall be reduced by any Investment in Foamex International or the Managing General Partner permitted solely pursuant to Section 9.04(ix);

          2.13 Section 9.08 of the Credit Agreement is amended by adding the phrase "9.04(xix)," immediately following the phrase "Section 9.04(ix)," in clause (i) thereof.

          2.14 Clauses (vi) and (ix) of Section 9.08 of the Credit Agreement shall be deleted in their entirety and clauses (vii), (viii), (x), (xi), (xii) and (xiii) of such section shall be renamed clauses "(vi)", "(vii)", "(viii)", "(ix)", "(x)" and "(xi)", respectively.

          2.15 Section 10.05 of the Credit Agreement is amended (i) by replacing the amount "$15,000,000" under the heading "Maximum Amount" opposite "Fiscal Year 1996" with the amount "$18,500,000" and (ii) by replacing the amount "$21,000,000" under the heading "Maximum Amount" opposite "Fiscal Year 1997" with the amount "$24,000,000".

          2.16 Section 11.01(s) of the Credit Agreement is deleted in its entirety.

          2.17 Section 13.01(b) of the Credit Agreement is amended by deleting the proviso at the end of clause (iii) of the first sentence thereof and replacing the semicolon at the end of such clause with a period.

          2.18 Section 13.03 of the Credit Agreement is amended by inserting the number "(i)" after the phrase "with respect to Indemnified Matters" in the proviso at the end of the first sentence of such section and adding the

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following phrase immediately preceding the period at the end of such first sentence:

     or (ii) arising in connection with events or conditions occurring after the Effective Date (as defined in the Second Amendment to Third Amended and Restated Credit Agreement dated as of November 27, 1996) that relate solely to JPS Automotive or JPS Partners or any of the JPS Automotive Acquisition Agreement, the JPS Automotive Senior Note Indenture, the JPS Automotive Senior Notes or any other document evidencing the JPS Automotive Acquisition, the issuance of the JPS Automotive Senior Notes or the transactions contemplated by any of the foregoing

          SECTION 3. Consent of the Requisite Lenders. (a) The Requisite Lenders hereby waive the provisions of Section 3.01(b)(v) of the Credit Agreement that would require Foamex to prepay the Term Loan with proceeds received by it from the prepayment or repayment of the principal amount outstanding of the New Partners Loan but only to the extent such prepayment or repayment is made with net cash proceeds received by New Partners arising from the consummation of the JPS Partners Sale.

          (b) The Requisite Lenders hereby consent, pursuant to Sections 9.02, 9.08, 9.16 and 9.19 of the Credit Agreement, (i) to the release by Foamex of its Lien on the Equity Interests in JPS Partners and JPS Automotive as security for the New Partners Loan, (ii) to the waiver by Foamex of its rights under Section
4.15 of the New Partners Note arising from the occurrence of a Change of Control under and as defined in the New Partners Note as a result of the JPS Partners Sale, (iii) to any amendment to the Discount Debentures resulting from the Consent Solicitation (and no Event of Default shall occur as a result of any such amendment) and (iv) to the amendments to the New Partners Note and the limited partnership agreement of JPS Partners made in connection with the JPS Partners Sale.

          (c) The Requisite Lenders hereby authorize the Collateral Agent to enter into the Third Amendment to Amended and Restated Guaranty, dated as of the date hereof, between Foamex International and the Collateral Agent, a copy of which is attached hereto as Exhibit B.

          SECTION 4. Conditions to Effectiveness. This Second Amendment shall be effective as of the date hereof (the "Effective Date"), provided that the following conditions precedent shall have been satisfied:

          4.1 Execution by Requisite Lenders. The Collateral Agent shall have received all of the following, each fully executed and in form and substance satisfactory to the Collateral Agent and the Requisite Lenders, in sufficient copies for each Lender:

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          (a) this Second Amendment duly executed by the Borrowers, the General
     Partners, the Senior Lenders, the Funding Agent and the Collateral Agent;

          (b) all loan documentation evidencing the loan to be made by Foamex to New Partners pursuant to Section 9.04(xix) of the Credit Agreement;

          (c) a copy of the fairness opinion to be issued in respect of the loan to be made by Foamex to New Partners pursuant to Section 9.04(xix) of the Credit Agreement;

          (d) all notices and other documentation distributed to the holders of the Discount Debentures and/or filed with the Securities and Exchange Commission in connection with the Consent Solicitation;

          (e) the amendment to or amendment and restatement of the New Partners Note made in connection with the JPS Partners Sale; and

          (f) the amendment to the limited partnership agreement of JPS Partners made in connection with the JPS Partners Sale.

          4.2 JPS Partners Sale. The JPS Partners Sale shall have been consummated and New Partners and JPSGP shall have received on the Effective Date gross proceeds arising from such sale of at least $17,000,000.

          4.3 Discount Debentures. New Partners shall have received consents from at least 87% of the holders of the Discount Debentures in connection with the Consent Solicitation.

          4.4 JPS Automotive Credit Agreement. The JPS Automotive Credit Agreement (as defined immediately prior to the effectiveness of this Second Amendment) shall have been terminated in accordance with the terms thereof and the Obligations (as defined in such agreement) of the borrower thereunder then due and payable shall have been paid in full in cash.

          4.5 No Default. After giving effect to this Second Amendment, no Event of Default or Potential Event of Default shall have occurred and be continuing on the Effective Date or shall result from the transactions contemplated in this Second Amendment.

          4.6 Representations and Warranties. All of the representations and warranties contained in Section 6.01 of the Credit Agreement and in any of the other Loan Documents (in each case after giving effect to this Second Amendment) shall be true and correct in all material respects on and as of the Effective

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

Date (except for those representations and warranties which expressly speak as of a different date).

          SECTION 5. Representations and Warranties. The Borrowers and the General Partners hereby represent and warrant to the Lenders party hereto that
(i) the execution, delivery and performance of this Second Amendment by each Borrower and the General Partners are within their respective partnership and corporate powers and have been duly authorized by all necessary partnership and corporate action, and (ii) this Second Amendment constitutes the legal, valid and binding obligation of each Borrower and each General Partner, enforceable against each of them, respectively, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

          SECTION 6. Reference to and Effect on the Loan Documents.

          6.1 Upon the effectiveness of this Second Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

          6.2 Except as specifically amended above, all of the terms of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect.

          6.3 The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or either Administrative Agent under the Credit Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.

          SECTION 7. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 8. Governing Law. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New York.

          SECTION 9. Guarantor Consent. By its signature below, each of Foamex and GFI consents to this Second Amendment in its separate capacity as a

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

guarantor under the Foamex Guaranty and the GFI Guaranty, respectively, and each hereby affirms its obligations under such guaranties.

          SECTION 10. Headings. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment or be given any substantive effect.

          IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the date first above written.

                                     FOAMEX L.P.
                                     By: FMXI, Inc.
                                         Its Managing General Partner

                                         By:________________________
                                            Title:

                                         GENERAL FELT INDUSTRIES, INC.

                                         By:________________________
                                            Title:

                                         TRACE FOAM COMPANY, INC.

                                         By:________________________
                                            Title:

                                         FMXI, INC.

                                         By:________________________
                                            Title:

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

                                         CITIBANK, N.A., as Collateral
                                         Agent and individually as a Lender

                                         By:___________________________
                                            Title: Attorney-in-fact

                                         THE BANK OF NOVA SCOTIA, as Funding
                                         Agent and individually as a Lender

                                         By:________________________
                                            Title:

                                         GENERAL ELECTRIC CAPITAL
                                         CORPORATION, as a Lender

                                         By:___________________________
                                            Title: Vice President, being
                                                   duly authorized

                                         HELLER FINANCIAL, INC.,
                                         as a Lender

                                         By:___________________________
                                            Title:

                                         CREDIT LYONNAIS, New York Branch,
                                         as a Lender

                                         By:___________________________
                                            Title:

                                         CREDIT LYONNAIS, Cayman Island
                                         Branch, as a Lender

                                         By:___________________________
                                            Title:

                                         FLEET NATIONAL BANK,
                                         as a Lender

                                         By:___________________________
                                            Title:

                                         NATIONSBANK N.A. (SOUTH), formerly
                                         known as NationsBank of Georgia,
                                         N.A., as a Lender

                                         By:___________________________
                                            Title:

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

                                 ACKNOWLEDGMENT

          Reference is hereby made to that certain Guaranty dated as of November 18, 1993, as amended (the "Guaranty"), executed by the undersigned, FOAMEX CAPITAL CORPORATION, a Delaware corporation ("FCC"), in favor of the Administrative Agents, the Lenders and the Issuing Banks. FCC hereby consents to the terms of the foregoing Second Amendment to Third Amended and Restated Credit Agreement and agrees that, except as provided in such Second Amendment, the terms thereof shall not affect in any way its obligations and liabilities under the Guaranty or any other Loan Document to which it is a party, all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed.

                                            FOAMEX CAPITAL CORPORATION

                                            By:_______________________
                                               Title:


                                            Dated as of November 27, 1996


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